EXHIBIT 3.10

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

iGO, INC.

iGo, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby adopt this Certificate of Amendment, which amends its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto (the “Certificate of Incorporation”) as described below, and does hereby certify as follows:

1.	The name of this corporation is iGo, Inc.

2.	Article 4.A of the Company’s Certificate of Incorporation is hereby deleted and replaced in its entirety with the following paragraphs:

“4.A. General. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000, 90,000,000 of which shall be shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and 15,000,000 of which shall be shares of preferred stock having a par value of $0.01 per share.

Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twelve (12) shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	The Board of Directors duly adopted resolutions in accordance with Section 242 of the General Corporation Law, approving the foregoing amendments, declaring said amendments to be advisable and in the best interests of the Company and its stockholders, and authorizing the appropriate officers of the Company to solicit the consent of the Company’s stockholders.

4.	The foregoing amendments of the Certificate of Incorporation have been duly adopted by the Company’s stockholders in accordance with the provisions of Sections 211 and 242 of the General Corporation Law.

5.	This amendment to the Company’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Delaware Secretary of State.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to the Certificate of Incorporation of iGo, Inc. as of this 25th day of January, 2013.

IGO, INC.

By:	/s/ Michael D. Heil
Michael D. Heil,
Chief Executive Officer and Secretary